Exhibit 10.13

NEW RELIC, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: MAY 6, 2015

EFFECTIVE APRIL 1, 2015

Each member of the Board of Directors (the “Board”) of New Relic, Inc. (the “Company”) who (A) is a non-employee director of the Company and (B) is not then affiliated with an institutional or venture investor of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy will be effective as of April 1, 2015 (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Non-Employee Directors: $30,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $9,000

b.	Member of the Compensation Committee: $9,000

c.	Member of the Nominating and Corporate Governance Committee: $3,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $18,000

b.	Chairman of the Compensation Committee: $18,000

c.	Chairman of the Nominating and Corporate Governance Committee: $6,000

Equity Compensation

Equity awards will be granted under the Company’s 2014 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Automatic Equity Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted (A) a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value (as defined below) of $80,000 (the “Initial Option Grant”) and (B) restricted stock units (“RSUs”) with an RSU Value (as defined below) of $80,000 (the “Initial RSU Grant” and, together with the Initial Option Grant, the “Initial Grants”), multiplied by a fraction, the numerator of which is the number of days that will elapse between the Non-Employee Director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent Annual Grants (as defined below) and the denominator of which is 365. Each Initial Option Grant and Initial RSU Grant will vest on August 15th following the first anniversary of the date of grant of the Company’s most recent Annual Grants, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through such date.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Effective Date, each person who is then a Non-Employee Director will automatically be granted (A) a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $80,000 (the “Annual Option Grant”) and (B) RSUs with an RSU Value of $80,000 (the “Annual RSU Grant” and, together with the Annual Option Grant, the “Annual Grants”). Each Annual Grant will vest on August 15th of the calendar year following the year in which such Annual Grants are made, subject to the Non-Employee Director’s Continuous Service through such date. Notwithstanding the foregoing, any Non-Employee Director who served on the Board prior to the Effective Date, shall not be awarded any Annual Grants until the later of (A) the first Annual Meeting in calendar year 2016 and (B) the first Annual Meeting occurring at least three years following the date such Non-Employee Director commenced his or her service on the Board.

(b) Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

(c) Calculation of Option Value and Value of a Restricted Stock Unit Award. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The “RSU Value” of an RSU award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date.

(d) Remaining Terms. The remaining terms and conditions of each stock option or RSU, including transferability, will be as set forth in the Company’s standard Option Agreement or form of RSU Award Agreement, as applicable, in each case in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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